As filed with the Securities and Exchange Commission on May 5, 2021

REGISTRATION NO. 333-204389

REGISTRATION NO. 333-217328

REGISTRATION NO. 333-238737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-204389
FORM S-8 REGISTRATION STATEMENT NO. 333-217328
FORM S-8 REGISTRATION STATEMENT NO. 333-238737

UNDER THE SECURITIES ACT OF 1933

GW PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Sovereign House, Vision Park, Histon

Cambridge CB24 9BZ

United Kingdom

(Address of principal executive offices)

GW Pharmaceuticals plc Long-Term Incentive Plan

GW Pharmaceuticals plc 2017 Long-Term Incentive Plan

GW Pharmaceuticals plc 2020 Long-Term Incentive Plan

(Full title of the plan)

Greenwich Biosciences, Inc.

5750 Fleet Street, Suite 200

Carlsbad, CA 92008

(760) 795-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George F. Schoen, Esq.

Damien R. Zoubek, Esq.

Jenny Hochenberg, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by GW Pharmaceuticals plc, a public limited company incorporated in England and Wales (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-204389), filed with the SEC on May 22, 2015, which registered the offering of an aggregate of 18,262,293 ordinary shares, par value £0.001 per share, of the Registrant (“Ordinary Shares”) that may be granted pursuant to the GW Pharmaceuticals plc Long-Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-217328), filed with the SEC on April 17, 2017, which registered the offering of 15,000,000 Ordinary Shares that may be granted pursuant to the GW Pharmaceuticals plc 2017 Long-Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-238737), filed with the SEC on May 27, 2020, which registered the offering of 22,200,000 Ordinary Shares that may be granted pursuant to the GW Pharmaceuticals plc 2020 Long-Term Incentive Plan.

On May 5, 2021, pursuant to the Transaction Agreement, dated as of February 3, 2021, by and among the Registrant, Jazz Pharmaceuticals Public Limited Company, a public limited company incorporated in the Republic of Ireland (“Jazz”), and Jazz Pharmaceuticals UK Holdings Limited, a private limited company incorporated in England and Wales and an indirect wholly owned subsidiary of Jazz (“Bidco”), Bidco and/or Jazz’s other designees acquired the entire issued and to be issued share capital of the Registrant (the “Transaction”), with the Registrant continuing as an indirect wholly owned subsidiary of Jazz.

As a result of the Transaction, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, England, on May 5, 2021.

GW PHARMACEUTICALS PLC,

By:	/s/ Douglas B. Snyder
Name: Douglas B. Snyder
Title: Chief Legal Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.